SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 18, 2006

INNOVIVE PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-51534	74-3123261
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer ID Number)

555 Madison Avenue, 25th Floor, New York, New York	10022
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (212) 716-1810

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On August 18, 2006, Innovive Pharmaceuticals, Inc. entered into a license agreement with KTB Tumorforschungs GmbH, or KTB, for the license of patent rights held by KTB for the worldwide development and commercialization of DOXO-EMCH, a novel doxorubicin prodrug. The license granted to us is exclusive and worldwide, applies to all product that may be subject to the licensed intellectual property and may be used in all fields of use. We may sublicense the intellectual property in our sole discretion. KTB granted us an option to include within the license any technology that is claimed or disclosed in the licensed patents and patent applications for use in the field of oncology. We also have the right of first refusal on any license that KTB wishes to make to a third party regarding any technology that is claimed or disclosed in the licensed patents and patent applications for use in the field of oncology.

We paid KTB a license issue fee of $500,000 on execution of the agreement. Under the license agreement, we must pay KTB royalties based on net sales and make payments to KTB in the aggregate of $8.5 million upon meeting various clinical and regulatory milestones. In the event that we must pay a third party in order to exercise our rights to the intellectual property under the agreement, we will deduct a percentage of those payments from the royalties due KTB, up to an agreed upon cap. This deduction includes a percentage of any payments that might be required to be made by us to Bristol-Myers Squibb. Bristol-Myers Squibb holds a patent on technology that might be considered to block the patents and patent applications that are the subject of the license agreement with KTB. We intend to pursue this issue with Bristol-Myers Squibb to develop a mutually beneficial arrangement. To our knowledge, Bristol-Myers Squibb is not pursuing the development of this potentially blocking intellectual property.

Under the agreement, we must use commercially reasonable efforts to conduct the research and development activities we determine are necessary to obtain regulatory approval to market the product in those countries that we determine are commercially feasible. Under the agreement, KTB will use its commercially reasonable efforts to provide us with access to suppliers of the active pharmaceutical ingredient of the product on the same terms and conditions as may be provided to KTB by those suppliers.

The license agreement expires on a product-by-product basis upon expiration of the subject patent rights. We have the right to terminate the agreement on 30 days notice, provided we pay a cash penalty to KTB. KTB may terminate the agreement if we are in breach and the breach is not cured within a required amount of time or if we fail to use diligent and commercially reasonable efforts to meet various clinical milestones.

We have agreed to indemnify KTB against any liabilities incurred as a result of any claim arising out of our breach of the agreement or our gross negligence or willful misconduct.

We do not have any relationship with KTB other than the license agreement.

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The press release announcing the entry into the license agreement is attached as an exhibit to this report. The license agreement will be filed as an exhibit to our Quarterly Report on Form 10-Q for the quarter ending September 30, 2006.

Item 7.01. Regulation FD Disclosure.

The following is a discussion of the background of INNO-206 and our current plans for its development.

INNO-206

Background

Anthracyclines are a class of drugs that are among the most commonly used agents in the treatment of cancer. Doxorubicin, the first anthracycline to gain U.S. Food and Drug Administration, or FDA, approval, has demonstrated efficacy in a wide variety of cancers including breast cancer, lung cancer, sarcomas, and lymphomas. However, due to the uptake of doxorubicin by various parts of the body, it is associated with side effects such as cumulative cardiotoxicity, myelosuppression (decreased production of blood cells by bone marrow), gastrointestinal disorders, mucositis (inflammation of the mucous membranes lining the digestive tract, including the mouth), stomatitis (inflammation of the mouth’s soft tissue), and extravasation (the leakage of intravenous drugs from the vein into the surrounding tissue).

INNO-206 (formerly DOXO-EMCH) is a prodrug for doxorubicin. Specifically, it is the (6-Maleimidocaproyl) hydrazone of doxorubicin. Essentially, this chemical name describes doxorubicin (DOXO) attached to an acid sensitive linker (EMCH). We believe this novel agent has attributes that improve on native doxorubicin, including reduction of adverse events, improvement in efficacy and the ability to reach the tumor more quickly.

Our anticipated mechanism of action for INNO-206 is as follows:

•	After administration, INNO-206 rapidly binds endogenous circulating albumin through the EMCH linker;

•	Circulating albumin preferentially accumulates in tumors, bypassing uptake by other non-specific sites including the heart, bone marrow and the gastrointestinal tract;

•	Once albumin-bound INNO-206 reaches the tumor, the acidic environment of the tumor causes cleavage of the acid sensitive linker; and

•	Free doxorubicin is released at the site of the tumor.

Pre-clinical data

In a variety of preclinical models, INNO-206 was superior to doxorubicin with regard to ability to increase dosing, antitumor efficacy and safety.

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Clinical data

A phase I study of INNO-206 that demonstrated safety and objective clinical responses in a variety of tumor types was completed earlier this year and presented at the March 2006 Krebskongress meeting in Berlin. In this study, doses were administered at up to four times the standard dosing of doxorubicin without an increase in observed side effects over historically seen levels. Objective clinical responses were seen in patients with sarcoma, breast, and lung cancers.

Development Plan

Based on the objective clinical responses seen in the phase I study, we intend to initially develop INNO-206 as a therapeutic for solid tumors. The first indication we intend to pursue is small cell lung cancer, or SCLC patients who are resistant to or have relapsed after initial chemotherapy. This indication has a very poor prognosis with the current standard of care, topotecan, which is used in approximately 30% of patients. Based on the existing preclinical and clinical data for INNO-206, we believe there is the potential to demonstrate superiority to topotecan in the second-line SCLC setting.

Phase II Study. We plan to prepare and file an investigational new drug application, or IND, with the FDA in the fourth quarter of 2006. The first study we intend to conduct will be a single arm study in SCLC patients who are resistant to or have relapsed after initial chemotherapy. The objectives of the study will be to establish response rate, overall survival and side effect profile in this indication. The study should start late in the fourth quarter of 2006 or early in the first quarter of 2007 and should take 18 to 24 months to complete.

Phase III Pivotal Study. If data from the Phase II study are positive, we intend to design and conduct a clinical trial that compares INNO-206 to topotecan in second line SCLC. If that study is positive, we would anticipate filing a new drug application, or NDA, with the FDA.

Beyond this initial indication, we will explore the utility of INNO-206 in chemotherapy regimens that currently include doxorubicin, both for solid tumor and other indications. If the phase I data were to hold up in larger randomized studies, we believe the potential exists for INNO-206 to replace doxorubicin, based on higher efficacy and improved side effect profile, although this has not been proven.

Item 9.01. Financial Statements and Exhibits.

(c)	Exhibits

Exhibit Number	Description of Document
99.1	Press release dated August 22, 2006

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INNOVIVE PHARMACEUTICALS, INC.

Date: August 24, 2006	/s/ Steven Kelly
Steven Kelly
President and Chief Executive Officer

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